Exhibit 11.0

                                 Statement re: Computation of per share earnings

Reconciliations of net income per share and net income per share, assuming dilution computations for the three and nine months ended September 30, 2001 and 2000 are as follows (amounts in thousands, except per share amounts):

                                                         Three Months Ended             Nine Months Ended
                                                            September 30,                 September 30,
                                                      ----------------------       -----------------------
                                                        2001           2000           2001           2000
                                                      --------       --------       --------       --------
Numerator:

Net loss-numerator for basic and
        diluted net income (loss) per share ....      $ (2,753)      $ (2,179)      $ (7,488)      $ (3,156)
                                                      ========       ========       ========       ========
Denominator:
       Denominator for basic income (loss) per
        common share weighted average shares ...        32,890         28,165         30,385         27,670

Effect of dilutive securities-stock option .....            --             --             --             --
                                                      --------       --------       --------       --------
Denominator for diluted income (loss) per
      common share .............................        32,890         28,165         30,385         27,670
                                                      ========       ========       ========       ========

Potentially dilutive shares are excluded from the computation in loss periods, as their effect would be antidilutive.


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